As filed with the Securities and Exchange Commission on May 7, 2002

Registration No. 333–36112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIQUINT SEMICONDUCTOR, INC.

(Exact name of Registrant as specified in our charter)

Delaware	95-3654013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

(503) 615-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven J. Sharp

President, Chief Executive Officer & Chairman

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

(503) 615-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

ROBERT R. LATTA

JOHN A. FORE

WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

650 Page Mill Road

Palo Alto, California  94304-1050

(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

On May 2, 2000, TriQuint Semiconductor, Inc. (the “Company”) filed its Registration Statement on Form S-3 (File No. 333-36112) covering $345,000,000 principal amount of 4% Convertible Subordinated Notes due 2007 (the “Notes”) and the 5,088,474 shares of the Company’s Common Stock issuable upon conversion of such notes (as adjusted for the July 2000 two for one stock split) to be sold by certain noteholders of the Company.  On May 16, 2000, the Commission declared the Registration Statement effective.

Pursuant to Rule 477 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) the Company respectfully requests that the Commission withdraw the Company’s Registration Statement on Form S-3.  The Registration Statement was filed in order to register the Notes issued to purchasers in private placements in February and March 2000.  The selling noteholders re-sold $335,275,000 principal amount of the notes under the Registration Statement.

The Company is requesting the withdrawal of the Registration Statement because, pursuant to the terms of the Registration Rights Agreement between the Company and the initial purchasers of the Notes, the Company’s obligations to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement expired on March 2, 2002.

Accordingly, the Company hereby de-registers $9,725,000 of principal amount of the Notes, and 143,437 shares of its Common Stock into which the Notes are convertible, registered pursuant to the Registration Statement remaining unsold thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on the 7th day of May 2002.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Steven J. Sharp
Steven J. Sharp
President, Chief Executive Officer
and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

	Signature	Title	Date

	/s/ Steven J. Sharp	President, Chief Executive Officer and Chairman (Principal Executive Officer)	May 7, 2002
(Steven J. Sharp)

	/s/ Raymond A. Link	Vice President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 7, 2002
(Raymond A. Link)

	/s/ Paul A. Gary*	Director	May 7, 2002
(Paul A. Gary)

	/s/ Charles Scott Gibson*	Director	May 7, 2002
(Charles Scott Gibson)

	/s/ Walden C. Rhines*	Director	May 7, 2002
(Walden C. Rhines)

	/s/ Edward F. Tuck*	Director	May 7, 2002
(Edward F. Tuck)

	/s/ Nicholas Kauser*	Director	May 7, 2002
(Nicholas Kauser)

*By:	/s/ Steven J. Sharp
Steven J. Sharp Attorney-in-Fact

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